EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2013, relating to the consolidated financial statements and financial statement schedule of Spectra Energy Corp and subsidiaries, and the effectiveness of Spectra Energy Corp and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Spectra Energy Corp for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectuses, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

April 30, 2013